Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-212361
Dated September 2, 2016
(To Preliminary Prospectus dated September 2, 2016)

Free Writing Prospectus

Full Spectrum, Inc. Company Presentation

This free writing prospectus relates to the proposed initial public offering of shares of common stock of Full Spectrum, Inc. (the “Company”), which are being registered on a Registration Statement on Form S-1 (No. 333-212361) (the “Registration Statement”). This free writing prospectus also relates to the sales of a warrant to the representative of the underwriters to purchase common stock and common stock underlying such warrant, both of which are being registered on the Registration Statement. This free writing prospectus should be read together with the preliminary prospectus dated September 2, 2016 included in that Registration Statement, which can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1501432/000161577416007047/s103988_s1a.htm

The Company has filed a registration statement (including a preliminary prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in that registration statement (including the risk factors described therein) and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Joseph Gunnar & Co., LLC, Prospectus Department, at +1 (212) 440-9600.

Full Spectrum

Filed Pursuant to Rule 433. Registration Statement No. 333-212361



PRIVATE CELLULAR DATA NETWORKS

Enhanced Data Communications for the New, Smarter Power Grid

FullMAX - Unrivaled Flexibility, Security, Coverage and Capacity


FullMAX NMS
Microwave
Central Office
FullMAX Outdoor Endpoint
FullMAX Base Station
FullMAX Indoor / Mobile Endpoint
2800 Square Miles
30 Mile Radius

Fullspectrumnet.com

SAFE HARBOR



Notice Regarding Forward-Looking Statements

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding Full Spectrum or the "Company", expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include the words such as "expects," "reaffirms," "intends," "anticipates," "plans," "believes," "seeks," "estimates," "optimistic," or variations of such words and similar expressions, are forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described under the heading "Risk Factors" in the Company's filings with the Securities and Exchange Commission (the "SEC Filings"). Moreover, the Company operates in a very competitive and rapidly changing environment. New risks emerge from time to time.

It is not possible for Company management to predict all risks, nor can the Company assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements the Company may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this presentation may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. These risk factors are listed from time to time in Full Spectrum's SEC Filings. Forward looking statements speak only as of the date they were made, and Full Spectrum does not assume any obligation to publicly update or revise any forward-looking statements for any reason.

FREE WRITING PROSPECTUS (FWP)



This presentation highlights basic information about the Company and the offering. Because it is a summary, it does not contain all of the information that you should consider before investing. This offering may only be made by means of a prospectus.

We have filed a registration statement on Form S-1 (including a preliminary prospectus) with the SEC for the offering to which this presentation relates. The registration statement has not yet become effective. Before you invest, you should read the preliminary prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about the Company and the offering.

You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company or any underwriter participating in the offering will arrange to send you the prospectus if you contact: Joseph Gunnar & Co., LLC., Prospectus Department, 30 Broad Street, 11th Floor, New York, NY, 10004, telephone: (888) 248-6627 or email: prospectus@jgunnar.com

OFFERING DESCRIPTION

Issuer	Full Spectrum Inc.
Listing / Symbol	NASDAQ / FMAX
Offering Size	1,875,000 Shares (100% Primary)
Expected Price Range	$7.00 - $9.00 per Share
Over-Allotment Option	15% (100% Primary)
Use of Proceeds	• Expand sales activities • Support high volume manufacturing • Strengthen engineering team • Repay indebtedness
Sole Book-Runner	Joseph Gunnar & Co.



MANAGEMENT



Stewart Kantor, CEO

- Co-founder / Director
- 20+ years Telecommunications
- 10+ years Private Wireless Networks
- Marketing, Finance, Product Development
- AT&T Wireless, BellSouth, Nokia
- B.A. Columbia, MBA Wharton



Menashe Shahar, CTO

- Co-founder / Director
- 30+ years Telecommunications
- Systems design and development
- Multiple data communications patents
- WorldCom, Nortel, ADC
- B.Sc. and M.Sc. Tel Aviv University, Israel



Guy Simpson, COO

- Full Spectrum since 2010
- 30+ years Telecommunications
- Sales, Support, Engineering and Operations
- AT&T Bell Labs, Catapult Communications
- B.Sc. University of Hertfordshire, UK

INDEPENDENT DIRECTORS



Richard M. Cohen

- Director since April 2016
- President, Richard M. Cohen Consultants
- Founder, Chord Advisors
- Former Director, CorMedix Inc. (NYSE:CRMD)
- Former Audit Committee, Rodman and Renshaw
- B.S. Wharton, MBA Stanford, CPA New York State



Richard Silverman

- Director since April 2016
- Counsel at Jennings, Strouss & Salmon, PLC
- Past Chair Electric Power Research Institute
- Past Chair Large Public Power Council
- Former General Manager Salt River Project
- Juris Doctor and B.A. University of Arizona



Derek R. Reisfield

- Director since April 2016
- VP, Strategy and Business Development of Wayfare Interactive Technologies, Inc
- Co-founder, former CEO BBN Networks, LLC
- Co-Founder and former Chairman of Marketwatch
- B.A.Wesleyan University and AM Annenberg School USC

THE ELECTRIC GRID REVOLUTION



Rapid adoption of alternative energy sources, such as **solar** and **wind**, is transforming the electricity grid through decentralized generation

Utilities now require secure data connectivity to millions of intelligent devices – part of the global Internet of Things (IoT)

Private cellular networks are the preferred choice of U.S. utilities.

- Enhanced protection against Cyberterrorism
- Improved reliability and availability
- Deterministic performance
- Cost effective, ubiquitous coverage

Utilities are demanding a standards-based solution

FULL SPECTRUM
DRIVING THE REVOLUTION

Full Spectrum designs, develops, manufactures, sells and supports its FullMAX radios to implement cost effective **Private Cellular Data Networks**

Our customers choose FullMAX because of its unrivaled **Flexibility**, **Security**, **Coverage** and **Capacity**

We are providing technical leadership for the development of a new IEEE standard, primarily based on our patented technology

Our second generation of products is ideally positioned to capitalize on the revolution in the electric utility industry

Full Spectrum is poised to become the leading supplier of **Private Cellular Data Network** products

FULLMAX TECHNOLOGY
THE NEW INDUSTRY STANDARD



Industry Pushing for Standard Solution

- Utilities Techology Council (UTC)
- Electric Power Research Institute (EPRI)
- Major U.S. utilities

IEEE Standards Association

- **IEEE 802.16s project**
- **Based on patented FullMAX technology**
- **Standard to be ratified in 2017**

Market Development

- Introducing 2nd generation products
- Developing 3rd generation products
- Technology licensing
- Dominate U.S. utility market

FULLMAX TECHNOLOGY
AN UNRIVALED SOLUTION



Flexibility
- Frequency agile from 30 MHz to 1 GHz
- Variable bandwidth allocation
- Frequency reuse
- Quality of service

Security
- Private, isolated network
- Licensed spectrum
- Hardened endpoints
- Encrypted transmission

Coverage
- 30+ mile tower radius
- 2,800+ square miles per tower
- High power (up to 20 watts)
- Lower frequencies
- Narrower channels

Capacity
- Broadband connectivity
- Data compression
- Adaptive data rate
- Cellular frequency reuse

FULLMAX FIELD AREA NETWORK




Network Operations Center
FullMAX Network Management System
FullMAX Base Station
Tower Shelter
Customer Tower Sites
FullMAX Fixed Endpoint
FullMAX Mobile Endpoint

Private Cellular Data Network

U.S. ELECTRIC GRID THE REVOLUTION



TRADITIONAL

Applications

- Smart meter backhaul
- SCADA
- Substation monitoring
- Voltage regulation
- Distribution automation
- Demand management

Requirements

- Wireless
- Security
- Availability
- Flexibility
- Coverage
- Capacity

Scope

- 3,000+ U.S. utilities
  - Publicly owned: 2,013
  - Cooperatives : 877
  - Investor owned : 189
  - Federal agencies : 9
- 10's of thousands of endpoints
- High impact assets

THE REVOLUTION

New Applications

- Distributed generation
- Solar, wind, etc.
- Supply management
- Decentralized control
- Machine-to-Machine (M2M)
- Internet of Things (IoT)

Additional Requirements

- **Enhanced** security
- Lower cost endpoints

Extended Scope

- 3,000+ U.S. utilities
- 10's of **millions** of endpoints
- Medium impact assets

The electric grid will become the largest and most complex cyber-physical system ever

TRADITIONAL ELECTRIC GRID CUSTOMER CASE STUDY



Great River Energy

- Rural Minnesota
- 60,000 square Miles
- 665,000 meters
- 65 tower sites
- 500+ substations

Customer Requirements

- **Flexibility, Security, Coverage, Capacity**
- Standards-based
- Rural territory
  - High aggregate capacity
  - Low endpoint density, maximum coverage

FullMAX Network

150+ Base Stations

500+ Endpoint Radios



GREAT RIVER ENERGY.
Full Spectrum
MINNESOTA

THE GRID REVOLUTION CASE STUDY



Western U.S. Utility

- Urban & rural territory
- 2,900 Square miles
- 1 Million meters
- 85,000 Endpoints

Applications

- Distributed generation
- Remote fault indication
- Dist. Feeder automation
- Circuit sensors

Requirements

- Urban territory
  - High aggregate capacity
  - High endpoint density, maximum frequency reuse
- Licensed spectrum
- Standards-based solution


The Old Electric Grid – Centralized Generation


The New Electric Grid – Distributed Generation

THE GRID REVOLUTION SCOPE



Dramatic increase in communication endpoints

- Communications endpoint penetration per meter
  - Traditional case study : 0.075%
  - Revolution case study : 8.5%
- 150 million meters in the U.S.


Solar Capacity
gigawatts
History
2015
Projections
300
250
200
150
100
50
0
2005
2010
2015
2020
2025
2030
2035
2040

Solar adoption is projected to grow at CAGR of 10% through 2040.

Source: U.S. Energy Information Administration (EIA)

THE GRID REVOLUTION MARKET OPPORTUNITY

- **All 3,000+ U.S. utilities have to solve the problem of Distributed Generation. Industry choosing the solution now**
- **Full Spectrum also working with existing customers including...**
  Exelon (NYSE:EXC), NorthWestern Energy (NYSE:NWE), WE Energy Group (NYSE:WEC), Great River Energy (MN), Rappahannock Electric Cooperative (VA)



- **$6B addressable market in U.S. alone**



FULL SPECTRUM
ENABLING THE REVOLUTION



Introducing Second Generation Products

- New family of Cobalt remote radios
- Lower cost platform
  - Highly integrated chips from Intel and Analog Devices
  - Unit selling price $1,000 to $2,000
  - Improved margins – target 50%
- Coexist with current products

Porting FullMAX Technology To New Platform

- Retains **Flexibility**, **Security**, **Coverage** and **Capacity**
- Maintains support for new IEEE standard
- Prototypes currently in lab testing
- Great River Energy field trials scheduled Q4-2016
- Volume production Q1-2017

Developing Third Generation Requirements

- Ultra low-cost remote radios
- Targeting minimal bandwidth, low-speed assets



FULLMAX VS THE COMPETITION



	FullMAX	PUBLIC CELLULAR	PRIVATE NARROWBAND	UNLICENSED WIRELESS
Flexibility	★★★	★	★	★
Security	★★★	★	★★	★
Coverage	★★★	★	★★★	★
Capacity	★★★	★★	★	★★
Standards	★★★	★★★	★	★

Public Cellular

- Download data focus
- Vulnerable to cyber attacks
- 3-4 mile coverage

Private Narrowband

- Limited frequencies
- Low data capacity
- Proprietary solutions

Unlicensed Wireless

- Interference
- Limited Coverage
- Non-deterministic

FULL SPECTRUM

MARKET EXPANSION

REVENUE SOURCES



Market Expansion

- U.S. utilities
  - Continue with early adopters
  - Develop early majority
- International utilities
- Industrial applications
  - Oil and gas
  - Transport
  - Agriculture
- Government
- National security
- Technology licensing



Revenue Sources


Products : 90%
Services : 3%
Maintenance : 7%



FULL SPECTRUM USE OF PROCEEDS



Expand Sales Activities

- U.S. regional utility sales and support teams
- Vertical market specialists (e.g. oil and gas)
- International distribution
- Global support team



Support High Volume Manufacturing

- Expand role of contract manufacturers
- Production and fulfillment management
- Production engineering and support



Strengthen In-house Engineering Team

- Continued use of outsourced engineering services
- Director of engineering
- Engineering support



Improve Marketing and Public Relations

- Director of marketing
- Advertising
- Trade shows
- Investor relations

FINANCIAL SUMMARY



	2016 (1H)*	2015	2014
Revenues	330,518	706,647	2,015,085
Cost of revenues	97,573	401,815	932,180
Gross profit:	**232,945**	**304,832**	**1,082,905**
Operating Expenses			
Selling and marketing	239,463	276,567	518,505
Research and development	566,215	1,111,871	1,353,480
General and administrative	472,568	318,967	628,085
Total operating expenses:	**1,278,246**	**1,707,405**	**2,500,070**
Loss from operations	(1,045,301)	(1,402,573)	(1,417,165)
Interest expense	(203,634)	(289,074)	(141,457)
Net loss:	**(1,248,935)**	**(1,691,647)**	**(1,558,622)**

All numbers in US Dollars

HIGHLIGHTS

- Revenue since inception $5.4M
- Retooling in 2015 / 2016 for the revolution
- Realignment of resources for second and third generation products

* Unaudited

CAPITALIZATION TABLE



	Shares Outstanding*	%
Common Stock	4,216,832	75%
Equity Awards	853,253	15%
Warrants	558,309	10%
Fully Diluted Shares Outstanding	5,628,394	100%

* Pre-offering

Full Spectrum



KEY TAKEAWAYS

Full Spectrum is an established innovator of Private Cellular Data Network technology

A revolution in the U.S. electric utility industry is creating a huge opportunity to connect 10's of millions of endpoints

Full Spectrum is poised to become the leading supplier of Private Cellular Data Network products

THE NEW STANDARD IN PRIVATE CELLULAR DATA NETWORKS